Exhibit 99.1

CELERITEK TERMINATES SHAREHOLDER RIGHTS PLAN

For Further Information: Peggy Smith Celeritek (408) 986-5060	Barrett Godsey Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

For Immediate Release

SANTA CLARA, Calif., June 6, 2003 — Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, announced today that its board of directors has voted to amend its shareholder rights plan to accelerate the final expiration date of the purchase rights issued thereunder.

Under the terms of the amendment, the purchase rights will now expire at the close of business on Friday, June 13, 2003, rather than on April 8, 2009 as initially provided under the rights plan. The company also announced that the rights plan will be terminated upon the expiration of the purchase rights.

Celeritek previously announced its intention to take this action on May 19, 2003, as part of the company’s agreement with the Celeritek Shareholder Protective Committee.

About Celeritek

Celeritek designs and manufactures GaAs semiconductor components and GaAs- based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.